EXHIBIT 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
October 27, 2005

Contact: Sam Reinkensmeyer Chief Financial Officer CNS, Inc. (952) 229-1500 sreinkensmeyer@cns.com Nasdaq Symbol: CNXS	Shawn Brumbaugh/Marian Briggs Padilla Speer Beardsley Inc. (612) 455-1700 sbrumbaugh@psbpr.com mbriggs@psbpr.com

CNS, Inc. Reports Strong Fiscal 2006 Second-Quarter Results

•	Second-quarter sales of $26.1 million, up 30% versus the prior year, driven by strong growth of Breathe Right® and FiberChoice® brands
•	Second-quarter net income of $4.5 million, up 30% versus the prior year period

        MINNEAPOLIS, October 27 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for its fiscal 2006 second-quarter ended September 30, 2005.

        Net sales for the second quarter were $26.1 million, an increase of 30 percent compared to $20.0 million in the prior-year period. Net income for the second quarter grew 30 percent to $4.5 million, or $0.30 per fully diluted share, versus net income of $3.5 million, or $0.24 per fully diluted share, in the second quarter of fiscal 2005.

        For the first six months of fiscal 2006, CNS reported net sales of $49.6 million, up 36 percent compared to $36.6 million in the same period last year. Net income for the first half of fiscal 2006 rose 66 percent to $8.6 million, or $0.57 per fully diluted share, versus $5.2 million, or $0.35 per fully diluted share, in the prior-year period.

        “We are pleased to announce very strong second-quarter results. Sales grew very nicely on the Breathe Right® brand both domestically and internationally as well as the FiberChoice® brand,” said Marti Morfitt, CNS’ president and CEO. “Our growth resulted from the effectiveness of important initiatives begun in the previous year, such as market testing designed to drive growth of Breathe Right nasal strips, new product development to expand the FiberChoice brand and lower distributor inventories in Japan.

        Morfitt added, “We also were honored to be named to the Forbes ‘Best Small Companies List’ during the quarter. Additionally, on October 20, 2005, CNS was added to the Standard & Poor’s SmallCap 600 Index.”

CNS, Inc. Reports Fiscal 2006 Second-Quarter Results

        In fiscal 2006, CNS continues to focus on a number of key initiatives including:

•	Growing nasal strip sales with tested, proven marketing tactics, including an effective “How it Works” advertising demonstration to attract new nasal strip users;

•	Increasing FiberChoice sales, with geographical expansion of advertising and the introduction of two new FiberChoice items in February 2005 (FiberChoice tropical orange fiber drops and FiberChoice sugar-free chewable tablets in assorted fruit flavors);

•	Conducting market testing designed to create a robust pipeline of growth tactics for Breathe Right nasal strips, both domestically and internationally; and

•	Building a pipeline of potential new products for both the Breathe Right and FiberChoice brands.

        The gross margin rate for the 2006 second quarter was 71 percent, down slightly compared to the prior-year period’s gross margin rate, primarily due to changes in product mix. Advertising and promotion expense for the 2006 second quarter of $7.3 million was up 30 percent compared to $5.7 million the prior year period, primarily due to increased advertising on both the FiberChoice and Breathe Right brands.

        The company expects to carry somewhat higher inventory levels than it typically has in the past, due to the addition of new FiberChoice and Breathe Right products in its portfolio and to support the continued growth of its Breathe Right nasal strip business.

        CNS generated $6.3 million in cash from operations year-to-date through the second quarter of fiscal 2006 and ended the period with $58.9 million in cash and marketable securities. During the first half of fiscal 2006, CNS repurchased 355,105 shares of its common stock for $7.3 million.

        Yesterday, the company announced a quarterly dividend of $0.06 per share, payable on December 2, 2005 to shareholders of record as of November 18, 2005.

Second-Quarter Product Results

        Domestic Breathe Right sales in the 2006 second quarter were $18.4 million, growing 22 percent compared to prior-year period sales of $15.1 million. This marks the third consecutive quarter that Breathe Right sales growth has exceeded 20%. Domestic nasal strips continued to grow behind the strong new advertising message, the new consumer trial generated by last year’s relaunch of clear strips and initial sales of the new 28 count Mentholated Strips.

        International sales of Breathe Right products in the fiscal 2006 second quarter rose 39 percent to $3.0 million, up from sales in the prior-year period of $2.1 million. Sales growth resulted from continued strong shipments to Canada and Europe, as well as normalized shipments to Japan. In the first half of fiscal 2005, no revenues were recorded in Japan due to high inventory levels in that market.

CNS, Inc. Reports Fiscal 2006 Second-Quarter Results

        Sales of FiberChoice were $4.5 million, up 67 percent from the prior-year period sales of $2.7 million. Sales growth resulted from continued increases in consumer demand for the existing orange flavored tablets as well as the FiberChoice new products launched February 2005. FiberChoice also benefited from expansion of advertising coverage to 100 percent of the United States compared to 85 percent of the United States in the prior-year period.

        “We are very pleased to see another quarter of strong revenue growth in each of our product lines,” said Morfitt. “Our flagship product, Breathe Right nasal strips, benefited from rising consumer demand, both domestically and internationally; and our FiberChoice brand has achieved a higher growth rate by the strength of new products, increased shelf space and continued effective advertising support.”

CNS Introduces Two New FiberChoice Fiber Products

        Today CNS announced the introduction of two new, innovative products under its FiberChoice brand which will begin shipping to retailers in February 2006.

•	FiberChoice with Calcium™ chewable tablets provide the same 4 grams of fiber along with 500 mg of calcium and 200 international units of Vitamin D. This product offers consumers a great tasting, easy way to get the fiber and calcium their bodies need in a convenient form.

•	FiberChoice Weight Management™ chewable tablets also offer 4 grams of fiber, 200 mcg of Chromax® * as well as green tea. Chromax® chromium picolinate has been clinically shown to help promote fat metabolism and weight control.

“We believe these two new product offerings represent excellent extensions of our successful FiberChoice brand,” said Morfitt. “Both are expected to add incremental sales to our rapidly growing FiberChoice brand.”

Company Raises Outlook for Fiscal 2006

        With two quarters completed, CNS is raising its estimates for fiscal 2006. For the year ending March 31, 2006, CNS anticipates that sales will be between $109 million and $113 million, up 16 percent to 21 percent versus the 2005 fiscal year. Sales growth in the first half of fiscal 2006 rose 36 percent as the company benefited from the launch of the two new FiberChoice products, strong consumer demand trends for domestic nasal strips and the resumption of a normal shipping pattern to Japan. Growth in the second half of fiscal 2006 is expected to moderate to between 5 percent and 12 percent, as results compare against the high sales volumes resulting from the domestic Breathe Right clear strips relaunch during the third and fourth quarters of fiscal 2005.

CNS, Inc. Reports Fiscal 2006 Second-Quarter Results

        CNS anticipates fully diluted earnings per share for fiscal 2006 to be in the range of $1.05 to $1.12. This estimated range represents 19 percent to 27 percent growth, excluding the $0.05 earnings per share benefit of the one-time duty refund recorded in the third quarter of fiscal 2005.

CNS Chairman Implements Rule 10b5-1 Pre-Arranged Stock Sales Plan

        The chairman and founder of the company, Daniel E. Cohen, has adopted a Rule 10b5-1 trading plan to sell a portion of his company stock over time, as part of an individual long-term strategy for asset diversification and tax planning. The stock trading plan is set up in accordance with Rule 10b5-1 under the Securities and Exchange Act of 1934 and the company’s policies regarding stock transactions. Cohen’s plan covers the sale of up to 250,000 shares of CNS stock. The plan took effect on September 6, 2005 and expires on September 5, 2007.

        Rule 10b5-1 permits corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Conference Call Webcast

        A conference call to review the second-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the second-quarter conference call may also be accessed by dialing toll-free 1-800-405-2236, conference call ID 11042183, between 6 p.m. CT on Thursday, October 27, and 6 p.m. CT on Thursday, November 3.

About CNS, Inc.

CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

* Chromax® is a registered trademark of Nutrition 21, Inc.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2005. This news release contains forward-looking statements, which involve risks and uncertainties.

CNS, Inc. Reports Fiscal 2006 Second-Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2005	2004	2005	2004

Net sales	$26,058	$20,041	$49,598	$36,572
Cost of goods sold	7,625	5,716	14,590	11,109

Gross profit	18,433	14,325	35,008	25,463

Operating expenses:
Advertising and promotion	7,341	5,652	13,668	10,800
Selling, general and administrative	4,422	3,519	8,766	7,097

Total operating expenses	11,763	9,171	22,434	17,897

Operating income	6,670	5,154	12,574	7,566
Investment income	312	200	634	414

Income before income taxes	6,982	5,354	13,208	7,980
Income tax expense	2,452	1,870	4,633	2,822

Net income	$4,530	$3,484	$8,575	$5,158

Diluted net income per share	$.30	$.24	$.57	$.35

Weighted average number of common and
potential common shares outstanding	15,046	14,691	15,073	14,631

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	September 30, 2005	March 31, 2005

Current assets:
Cash and marketable securities	$58,881	$60,750
Accounts receivable, net	15,080	15,030
Inventories	7,991	4,531
Other current assets	3,682	3,403

Total current assets	85,634	83,714
Long-term assets	3,133	3,501

Total assets	$88,767	$87,215

Current liabilities	16,893	16,064
Stockholders’ equity	71,874	71,151

Total liabilities and stockholders’ equity	$88,767	$87,215

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